Ex 99.1

Nash Finch Elects New Director to Board

MINNEAPOLIS (April 11, 2011) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced that its Board of Directors elected a new Director effective April 28, 2011, Christopher W. Bodine, 55.  Mr. Bodine retired from CVS Caremark in January 2009 following a 24 year career with the Company.  Mr. Bodine served most recently as President, Healthcare Services of CVS Caremark Corporation, where he was responsible for strategy, business development, trade relations, sales and account management, pharmacy merchandising, marketing, information technology and Minute Clinic.  Nash Finch Company's Board of Directors now includes eight members, seven of whom are independent.

Commenting on today's announcement, William R. Voss, Chairman of the Board, said, "We are pleased to welcome Chris to the Nash Finch Board of Directors.  Chris’ wealth of knowledge of the consumer retail sector and his focus on strategy and business development will be invaluable to the Board in overseeing the Company’s navigation of the changing marketplace."

Alec Covington, President & CEO of Nash Finch, said, "The perspective and experience Chris brings to Nash Finch is a strong complement to the talent and expertise of our current Board.  His consumer retail focus will be quite helpful as we work to assist our customers in their efforts to enhance their competitive position.”

Nash-Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash-Finch's core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods(R), Family Thrift Center(R), AVANZA(R), Family Fresh Market(R) and Sun Mart(R) trade names. Further information is available on the Company's website, www.nashfinch.com

CONTACT: Nash Finch Company
Brian Numainville, 952-844-1201